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                                       April 1, 1999



Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester MA 01653

RE:  ALLMERICA SELECT SEPARATE ACCOUNT III OF ALLMERICA FINANCIAL
     LIFE INSURANCE AND ANNUITY COMPANY
     FILE NO.'S:  333-58551 AND 811-8859

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company of the Post-Effective Amendment to the Registration Statement on Form S-6 of its modified single premium variable life insurance policies ("Policies") allocated to the Allmerica Select Separate Account III under the Securities Act of 1933. The Prospectus included in this Post-Effective Amendment to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix D of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 55 or a person age 65 than to prospective purchasers of Policies for people at other ages or underwriting classes. I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement.

                                       Sincerely,

                                       /s/ Kevin G. Finneran

                                       Kevin G. Finneran, ASA, MAAA
                                       Assistant Vice President and Actuary